Exhibit 8.1
May 29, 2008
FinTech Acquisition Corp.
405 Silverside Road
Wilmington, DE 19809
Ladies and Gentlemen:
     We have acted as counsel to FinTech Acquisition Corp. (the “Company”), a Delaware corporation, in connection with the preparation and filing by the Company of a registration statement on Form S-1, as amended through the date hereof, under the Securities Act of 1933, as amended, file no. 333-149977 (the “Registration Statement”) with respect to the registration, offer and sale by the Company (the “Offering”) of up to 11,500,000 units (the “Units”), each Unit representing the right to receive one share of common stock of the Company (the “Common Shares”) and one warrant to purchase one Common Share (the “Warrants”). You have requested our opinion requiring certain U.S. federal income tax matters in connection with the Offering.
     For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Registration Statement and (ii) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements contained in the Registration Statement which we have neither investigated nor verified. We have assumed that all such statements and factual representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and factual representations will be taken.
     Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the “IRS”) by the Company as to the United States federal income tax consequences of the Offering and the ownership and disposition of the Units, Common Shares or Warrants. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.
     In connection with our representation of the Company, we prepared the discussion (the “Discussion”) set forth under the caption “Material U.S. federal income and estate tax consequences” contained in the Registration Statement. All statements of legal conclusion contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date hereof.

     In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax considerations and ERISA considerations (except for the representations and statements of fact of the Company included in the Discussion, as to which we express no opinion).
     The foregoing opinion is limited to the U.S. federal income tax matters addressed in the Registration Statement, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein or in the Registration Statement after the date of this letter.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
Very truly yours,
/s/ Ledgewood
LEDGEWOOD
a professional corporation